NEWS FOR IMMEDIATE RELEASE
April 22, 2009
CONTACT:Chadwick J. Byrd
(509) 568 - 7800

Ambassadors Group Reports Results for the First Quarter of 2009

Spokane, WA. – April 22, 2009

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $0.28 fully diluted per share loss for the quarter ended March 31, 2009, a 3 percent improvement over $0.29 fully diluted per share loss for the first quarter of 2008. Net loss was $5.3 million and $5.5 million for the quarters ended March 31, 2009 and 2008, respectively.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc. stated, “People to People Ambassador Programs continues to prepare for our busiest travel season during the second and third quarters while working with families to enroll and retain delegates for our upcoming travel programs. We are pleased to be showing an increase in the number of travelers from 3,365 in the first quarter of 2008 to 3,492 during the first quarter of 2009 in the most difficult economic environment we have faced. As expected, we incurred a loss for the quarter; however, with increased travelers, increased gross margins, and decreased operating costs, the net loss of $5.3 million was less than the net loss of $5.5 million experienced in 2008.

“Our travel programs provide world-wide educational opportunities to a wide range of students and professionals through hands-on cultural experiences, behind-the-scenes access to people and places, and a range of outdoor adventures. These combine to create life-changing educational experiences, and our Student Ambassadors and their parents continue to see great value in our programs.

“Our education research website, BookRags.com, continues to grow its user community by developing new content.  In March, BookRags experienced a record number of unique visitors – nearly 6 million. We are also enthusiastic about the long term potential of our new relationship with Discovery Education. We are in the early stages of work on a long ramp cycle with the Discovery Student Adventures Programs which will launch in the summer of 2010.

“Our cash flow and balance sheet continue to be strengths of the Company. During the first quarter of 2009, we generated $34.8 million in free cash flow and at March 31, 2009 had $108 million in cash and short-term investments, $21.5 million of deployable cash and no debt.  In the first quarter, we returned $1.5 million to shareowners, $0.4 million through share repurchases and $1.1 million through dividends.”

Quarter Ended March 31, 2009

During the first quarter of 2009, we traveled 3,492 delegates, a 4 percent increase from 3,365 delegates traveling during the same quarter one year ago. Gross receipts were $10.4 million in the first quarter of 2009 compared to $8.9 million in the first quarter of 2008. Gross margin increased 52 percent, to $5.3 million, in the first quarter of 2009 from $3.5 million in the same period of 2008. Gross margin as a percentage of gross receipts increased to 51 percent in the first quarter of 2009 from 39 percent in 2008. The increase in gross receipts and gross margin is primarily due to online content and advertising sales from BookRags, Inc. which was acquired in May 2008 as well as increased delegates travelling with us at lower costs compared to the higher costs associated with the professional Antarctica program that traveled in the first quarter of 2008. First quarter gross receipts and gross margin in 2009 include $0.9 million and $0.8 million, respectively, from BookRags, Inc.

Operating expenses were $12.2 million in the first quarter of 2009 compared to $12.4 million in the first quarter 2008, a decrease of 1 percent. Selling and marketing expenses decreased $0.5 million due to decreased marketing activities completed and delivered in the quarter for our current and future year travel programs and a 16 percent reduction of employees in January of 2009. General and administrative expenses increased $0.3 million primarily due to legal and professional costs, offset by a 20 percent reduction in employees in January of 2009. For the first quarter 2009, the operating loss was $7.0 million, compared to $8.9 million for the first quarter of 2008, a 22 percent improvement.

The Company realized other expenses of $0.4 million in the first quarter of 2009, compared to other income of $0.9 million in the first quarter of 2008. The $1.3 million decrease is due to $1.0 million foreign currency loss recorded on closing out our over-hedged foreign currency contracts for 2009 and $0.4 million less interest income recorded during the first quarter of 2009 due to lower average cash balances and lower prevailing interest rates. Management does not expect any further losses to be recognized in 2009 on foreign currency contracts currently held, although there can be no assurance in this regard.

Cash Flow and Balance Sheet

Total assets at March 31, 2009 were $171.0 million, of which 63 percent, or $108.0 million, were cash and short-term investments. Our deployable cash (see definition following the cash flow statement of the press release) was $21.5 million and participant deposits were $96 million at the end of the first quarter of 2009, a 21 percent and 8 percent decline from one year ago, respectively.

Cash provided by operations was $36.3 million and $38.0 million during the quarters ended March 31, 2009 and 2008, respectively. The decrease in 2009 resulted from a decrease in cash provided by participant deposits netted with a decrease in cash used for prepaid program expenses, both of which are driven by lower enrolled participants for our 2009 programs. Cash provided by investing activities was $2.3 million for the quarter ended March 31, 2009 and cash used in investing activities was $7.3 million for the quarter ended March 31, 2008. This fluctuation was primarily due to the increase in cash provided by the sale of available-for-sale securities.

Cash used in financing activities was $1.4 million and $6.0 million during the quarters ended March 31, 2009 and 2008, respectively, as a net result of $0.4 million and $3.8 million of common stock repurchases during the first three months of 2009 and 2008, respectively. During the quarters ended March 31, 2009 and 2008, we distributed $1.1 million and $2.2 million in cash dividends to our shareholders.

Outlook

As of April 20, 2009, the Company’s enrolled revenue for future travel in comparison to the same date one year ago had decreased 16 percent. Enrolled revenue was $208.1 million relating to its 35,500 net enrolled participants for 2009 travel programs compared to $249.3 million relating to its 45,674 net enrolled participants for 2008. The decrease in enrolled revenue year over year is primarily due to the 22 percent decrease of net enrolled participants. Enrolled revenue consists of estimated gross receipts to be recognized, in the future, upon travel of an enrolled participant. Net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn. Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both expected future enrollments and withdrawals from the Company’s programs.

The following summarizes our statements of operations for the quarters ended March 31, 2009 and 2008 (in thousands, except per share amounts).
	UNAUDITED
	Quarter ended March 31,
	2009	2008
Gross receipts	$10,405	$8,890
Gross margin	$5,281	$3,470
Operating expenses:
Selling and marketing	8,872	9,364
General and administration	3,369	3,018
Total operating expenses	12,241	12,382

Operating loss	(6,960)	(8,912)

Other income (expense)
Interest and dividend income	514	903
Foreign currency and other expense	(961)	—
Total other income (expense)	(447)	903
Loss before income tax	(7,407)	(8,009)
Income tax benefit	2,153	2,535
Net loss	$(5,254)	$(5,474)

Loss per share – basic and diluted	$(0.28)	$(0.29)

Weighted average shares outstanding – basic and diluted	18,619	18,955

Gross receipts reflect total payments received by us for directly delivered and non-directly delivered programs, internet content sales, and advertising revenues. Gross receipts, less program pass-through expenses for non-directly delivered programs, cost of sales for directly delivered programs, and content constitute our gross margins. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs however, we organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

Our operations are organized into two reporting segments, (1) Travel Programs and Other, which provides educational travel services to students, professionals and athletes through multiple itineraries within five travel program types and (2) BookRags, which provides online research capabilities through book summaries, critical essays, online study guides, biographies, and references to encyclopedia articles.

The following presents the segment operating performance during the quarter ended March 31, 2009 and total assets as of March 31, 2009, incorporating BookRags Inc. into the consolidated financial statements effective May 15, 2008 (in thousands):

Quarter ended March 31, 2009:	Travel Programs and Other	BookRags	Consolidated
Gross margin	$4,506	$775	$5,281
Operating income (loss)	(7,465)	505	(6,960)
Total assets	160,193	10,841	171,034

For all periods prior to May 15, 2008, our operations were organized in one reporting segment.

The following summarizes our balance sheets as of March 31, 2009 and 2008, and December 31, 2008 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2009	2008	2008
Assets
Cash and cash equivalents	$44,173	$42,093	$6,989
Available-for-sale securities	63,804	73,474	67,436
Foreign currency exchange contracts	—	6,932	—
Prepaid program cost and expenses	14,866	20,626	4,160
Accounts receivable	4,726	2,801	1,966
Deferred tax asset	2,788	—	2,780
Total current assets	130,357	145,926	83,331
Property and equipment, net	28,874	27,654	29,148
Available-for-sale securities	1,837	—	2,100
Deferred tax asset	184	1,472	241
Intangibles	2,474	—	2,404
Goodwill and other long-term assets	7,308	276	7,053
Total assets	$171,034	$175,328	$124,277

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$5,250	$4,997	$4,342
Foreign currency exchange contracts	6,487	—	6,641
Participants’ deposits	95,968	103,913	44,166
Deferred tax liability	—	2,299	—
Other liabilities	126	149	131
Total current liabilities	107,831	111,358	55,280
Foreign currency exchange contracts	2,249	—	1,764
Total liabilities	110,080	111,358	57,044
Stockholders’ equity	60,954	63,970	67,233
Total liabilities and stockholders’ equity	$171,034	$175,328	$124,277

The following summarizes our statements of cash flows for the quarters ended March 31, 2009 and 2008 (in thousands):

	UNAUDITED
	Quarter ended March 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(5,254)	$(5,474)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,010	809
Deferred income tax (benefit) provision	95	(239)
Stock-based compensation	465	523
Excess tax benefit from stock-based compensation	(2)	(19)
Gain on sale of assets	(1)	(31)
Loss on foreign currency contracts	962	—
Change in assets and liabilities:
Accounts receivable and other current assets	(2,760)	(2,163)
Prepaid program costs and expenses	(10,998)	(17,002)
Accounts payable, accrued expenses, and other current liabilities	977	451
Participants’ deposits	51,802	61,190
Net cash provided by operating activities	36,296	38,045
Cash flows from investing activities:
Net change in available-for-sale securities	3,808	(5,495)
Net purchase of property and equipment and other	(1,365)	(1,781)
Net purchase of intangibles	(140)	—
Net cash provided by (used in) investing activities	2,303	(7,276)
Cash flows from financing activities:
Dividend payment to shareholders	(1,145)	(2,199)
Repurchase of common stock	(409)	(3,771)
Proceeds from exercise of stock options	148	43
Excess tax benefit from stock-based compensation	2	19
Capital lease payments and other	(11)	(49)
Net cash used in financing activities	(1,415)	(5,957)
Net increase in cash and cash equivalents	37,184	24,812
Cash and cash equivalents, beginning of period	6,989	17,281
Cash and cash equivalents, end of period	$44,173	$42,093

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, current available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes), participant deposits and the current portion of long-term capital lease. Free cash flow per share is calculated as net cash provided by operating activities less purchases of property, equipment, and intangibles divided by weighted average diluted shares outstanding. We believe these non-GAAP measures are useful to investors in understanding the cash available to deploy for future business opportunities.

The following summarizes our deployable cash as of March 31, 2009 and 2008, and December 31, 2008 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2009	2008	2008
Cash, cash equivalents and short-term available-for-sale securities	$107,977	$115,567	$74,425
Prepaid program cost and expenses	14,866	20,626	4,160
Less: Participants’ deposits	(95,968)	(103,913)	(44,166)
Less: Accounts payable / accruals / other liabilities	(5,376)	(5,146)	(4,473)
Deployable cash	$21,499	$27,134	$29,946

The following summarizes our free cash flow as of March 31, 2009 and 2008, and December 31, 2008 (in thousands):

	UNAUDITED
	March 31,		December 31,
	2009	2008	2008
Cash flow from operations as reported	$36,296	$38,045	$24,732
Purchase of property, equipment and intangibles	(1,524)	(1,748)	(7,609)
Free cash flow	$34,772	$36,297	$17,123
Weighted average shares outstanding at quarter end	18,619	18,955	19,210
Free cash flow per share	$1.88	$1.91	$0.89

Quarterly conference call and webcast

We will host a conference call to discuss first quarter 2009 results of operations on Thursday, April 23, 2009 at 8:30 A.M. Pacific Time. You may join the call by dialing 866.271.5140 then using the pass code: Ambassadors Group. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-286-8010 with the pass code 99389246 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access and post-view Webcast access will be available beginning April 23, 2009 at 11:30 a.m. until June 23, 2009.

Business overview

Ambassadors Group, Inc. is a leading educational travel and online educational research organization that organizes and promotes international and domestic travel programs for students, athletes, and professionals, and provides nearly 8.4 million pages of online content. Our travel programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. Our online content attracts millions of users and advertisers each month. We are headquartered in Spokane, Washington, with associates also in Seattle, Washington and Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10-K filed March 12, 2009 and proxy statement filed April 6, 2009.